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                          Independent Auditors' Consent
                          -----------------------------

The Shareholders and Board of Directors of
Smith Barney Fundamental Value Fund Inc.:

We consent to the incorporation by reference, in this registration statement, of our report dated November 11, 2003, except for Note 13 Subsequent Event which is dated November 28, 2003, on the statement of assets and liabilities, including the schedule of investments, of Smith Barney Fundamental Value Fund Inc. (the "Fund") as of September 30, 2003, and the related statements of operations, changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.

                                         KPMG LLP


New York, New York
January 28, 2004